UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Universal Forest Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Universal Forest Products, Inc.
2801 East Beltline N.E.
Grand Rapids, MI 49525
Notice of Annual Meeting
      The Annual Meeting of Shareholders of Universal Forest Products, Inc. will be held at the Company’s corporate headquarters, 2801 East Beltline N.E., Grand Rapids, Michigan, on Wednesday, April 19, 2006, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:

(1)	Election of one director for a one year term expiring in 2007, election of one director for a two year term expiring in 2008, and election of two directors for three year terms expiring in 2009.

(2)	Ratification of the appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal 2006.

(3)	The transaction of such other business as may properly come before the meeting.
      Shareholders of record at the close of business on March 1, 2006, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437), enter the control number located on their proxy card, and follow the recorded instructions. To vote on the Internet, shareholders of record may go to the Internet address http://www.voteproxy.com, enter the control number located on their proxy card, and follow the instructions provided.
      If your shares are held through a bank or broker (referred to as “street name”), you may also be eligible to vote your shares electronically. Follow the instructions on your voting form, using either the toll free telephone number or the Internet address that is listed.
      A copy of the Annual Report to Shareholders for the year ended December 31, 2005, is being mailed to you along with this Notice.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew J. Missad, Secretary
March 24, 2006
Universal Forest Products, Inc.
2801 East Beltline N.E.
Grand Rapids, MI 49525
Your vote is important. Even if you plan to attend the meeting,
PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

Universal Forest Products, Inc.

2801 East Beltline N.E.
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 19, 2006

Proxy Statement

Solicitation of Proxies

      This Proxy Statement and the enclosed Proxy are being furnished to holders of Common Stock, no par value, of Universal Forest Products, Inc. (the “Company”). The Board of Directors (the “Board”) is soliciting proxies for use at the Annual Meeting of Shareholders to be held on April 19, 2006, and at any adjournment of that meeting. The Annual Meeting will be held at the Company’s corporate headquarters, 2801 East Beltline N.E., Grand Rapids, MI, at 8:30 a.m. local time. Registration for the meeting begins at 8:00 a.m.

Voting at the Meeting

      If the enclosed Proxy is properly signed and returned to the Company, the shares represented by the Proxy will be voted at the Annual Meeting and at any adjournment of the meeting. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy Statement, for the ratification of the appointment of the Company’s independent public accountants, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting.

      Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting if you wish to do so. In addition, you may revoke your Proxy at any time before it is voted, by written notice to the secretary of the Company prior to the Annual Meeting, by submission of a later-dated Proxy, or by the withdrawal of your Proxy and voting in person at the Annual Meeting.

      The cost of the solicitation of proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by regular employees of the Company who will not receive additional compensation for soliciting proxies. The Company does not intend to pay any compensation for the solicitation of proxies, except that brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

Voting Securities

      Holders of record of Common Stock at the close of business on March 1, 2006, will be entitled to vote at the Annual Meeting. As of March 1, 2006, there were 18,598,588 shares of Common Stock outstanding. The presence in person or by Proxy of at least 51% of such shares constitutes a quorum. A shareholder is entitled to one vote for each share of Common Stock registered in the shareholder’s name at the close of business on March 1, 2006. Under Michigan law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and, therefore, is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved. Votes cast at the meeting or submitted by Proxy will be counted by inspectors of the meeting who will be appointed by the Company. There is no right to cumulative voting on any matter.

Election of Directors

      The Board of Directors consists of eight members and is divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each. The Board nominated incumbent director Louis A. Smith to a one year term expiring at the 2007 Annual Meeting, and incumbent director John W. Garside to a two year term expiring at the 2008 Annual Meeting. The Board also nominated incumbent directors Dan M. Dutton and Peter F. Secchia to three year terms expiring at the 2009 Annual Meeting.

      This past year, the Board amended its director retirement policy to provide that an individual may not serve in the capacity as a non-employee director for more than 15 years, and may serve no later than the annual shareholder meeting following his or her 15th anniversary as a non-employee director. The previous policy required retirement after 12 years. Accordingly, based upon the years of service of Messrs. Smith and Garside as non-employee directors of the Company, Mr. Smith has been nominated to serve a one year term while Mr. Garside has been nominated to serve a two year term.

      The persons named as proxy holders in the accompanying Proxy will vote for the above-named nominees, unless the shareholder directs them differently on the proxy card. If a nominee is not available for election as a director at the time of the Annual Meeting (a situation which is not now anticipated), the Board of Directors may designate a substitute nominee, and the accompanying Proxy will be voted for the substituted nominee.

      A vote of the shareholders holding a plurality of the shares present in person or represented by proxy is required to elect directors. Accordingly, the four individuals who receive the greatest number of votes cast at the meeting will be elected as directors.

      The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

      The following table provides certain biographical information for each person who is nominated for election as a director at the Annual Meeting and for each person who is continuing as an incumbent director.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Nominee for Term Expiring in 2007

Louis A. Smith (66) is President of the law firm of Smith and Johnson, Attorneys, P.C., of Traverse City, Michigan. Mr. Smith also serves on the Advisory Board of the Huntington National Bank of Traverse City, and serves as a member of the Advisory Council to the University of Notre Dame Law School. Mr. Smith currently serves on The State Board of Law Examiners upon nomination by the Michigan Supreme Court by gubernatorial appointment.	Director since 1993. Member of Audit Committee. Member of Personnel and Compensation Committee.

Nominee for Term Expiring in 2008

John W. Garside (66) is the President and Treasurer of Woodruff Coal Company of Kalamazoo, Michigan. Mr. Garside is a former commissioner for the Michigan Department of Transportation.	Director since 1993. Chairman of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Nominees for Terms Expiring in 2009

Dan M. Dutton (58) is Chairman of the Board of Stimson Lumber Company of Portland, Oregon with whom he has been affiliated since 1988. Mr. Dutton also serves on the board of the American Forest Corporate and Paper Association.	Director since 2003. Chairman of Nominating and Governance Committee.

Ambassador Peter F. Secchia (68) is Managing Partner of SIBSCO, LLC, a private investment company. On December 31, 2002, he retired from the Company with whom he has been affiliated since 1962. He had been president, chief executive officer, and chairman of the board from March 1971 until 1989. From 1989 until 1993, he served as U.S. Ambassador to Italy. From January 1993 to the present time, he has served as Chairman of the Board of the Company.	Director since 1967.

Incumbent Directors — Terms Expiring in 2007

William G. Currie (58) is the Vice Chairman of the Board and Chief Executive Officer of the Company. He joined the Company in 1971, serving as a salesman, general manager, vice president, and executive vice president. Since 1989, he has been the Chief Executive Officer of the Company, and on January 1, 2000, also became Vice Chairman of the Board.	Director since 1978.

John M. Engler (57) is President and Chief Executive Officer of the National Association of Manufacturers, with whom he has been affiliated since October 2004. He was President of State and Local Government Business and Vice President of Government Solutions for North America for EDS in Herndon, Virginia from February 2003 to September 2004. He served as Governor of the State of Michigan from 1991 to 2003. Mr. Engler also serves on the boards of Munder Capital Management, Northwest Airlines, and Dow Jones & Company.	Director since 2003. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Incumbent Directors — Terms Expiring in 2008

Gary F. Goode (61) retired from Arthur Andersen LLP in March 2001 after 29 years. Since his retirement, Mr. Goode has worked as an independent consultant and has also served as Chairman of Titan Sales and Consulting LLC since January 2004. Mr. Goode is on the Board of Directors of Gentex Corporation and serves on the Audit, Compensation, and Nominating Committees. Mr. Goode is also on the Advisory Board of the Business School at Western Michigan University.	Director since 2003. Chairman of Audit Committee.

Mark A. Murray (51) is President of Grand Valley State University in Allendale, Michigan, with whom he has been affiliated since July 2001. Mr. Murray will leave the University on July 1, 2006 to become President of Meijer, Inc. in Grand Rapids, Michigan. Mr. Murray was Treasurer of the State of Michigan from January 1999 until July 2001, and he served as Vice President of Finance and Administration for Michigan State University from January 1998 until January 1999.	Director since 2004. Member of Audit Committee.

Corporate Governance and Board Matters

      The Board of Directors of Universal Forest Products is committed to sound and effective corporate governance practices. To assist in its governance, the Board has appointed three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee. The Audit Committee and the Nominating and Corporate Governance Committee each have a written charter which is available for review on the Company’s website at www.ufpi.com.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

      The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors. The Company has also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on the Company’s website at www.ufpi.com. Any changes or waivers to either Code will be disclosed on the Company’s website.

Affirmative Determination Regarding Director Independence and Other Matters

      The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Dan M. Dutton, John M. Engler, John W. Garside, Gary F. Goode, Mark A. Murray, and Louis A. Smith. Moreover, there are no family relationships between or among the directors and the Company’s executive officers.

      To assist the Board in making the above-referenced determination, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and Board committee independence, as well as the criteria applied to determine “audit committee financial expert” status, and the answers to annual questionnaires completed by each of the directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board of Directors, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

Committees

      Audit Committee. Each member of the Audit Committee is “independent” as that term is defined by Rule 4200(a)(15) of the Nasdaq Listing Standards as well as the applicable rules of the Securities Exchange Commission for audit committee membership. The Board has determined that Mr. Goode qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of the Company’s financial reporting processes and its system of internal controls regarding finance, accounting, legal compliance and ethics. During 2005, the Audit Committee held nine meetings.

      Personnel and Compensation Committee. This Committee consists entirely of independent directors, as currently defined by the Nasdaq Listing Standards. It is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses and other benefits. The Personnel and Compensation Committee is also responsible for administering the Company’s stock option and other equity-based incentive plans, recommending retainer and attendance fees for non-employee directors, and reviewing compensation plans and awards as they relate to key employees. The full responsibilities of the Personnel and Compensation Committee are set forth in the Personnel and Compensation Committee Charter. During 2005, the Personnel and Compensation Committee held two meetings.

      Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined by the Nasdaq Listing Standards. The Nominating and Corporate Governance Committee considers and proposes director nominees for election at the Annual Meeting, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors the Company’s corporate governance system, and performs any other functions or duties deemed appropriate by the Board. The full responsibilities of the

Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter. During 2005, the Nominating and Corporate Governance Committee held two meetings.

      The Company’s Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder may nominate a person to serve as a director if they provide written notice to the Company. The notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person or persons nominated; (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director. The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at the Company’s headquarters, and must be received no later than the 30th day prior to the Annual Meeting. The Nominating and Corporate Governance Committee may also make its own search for potential candidates that may include candidates identified by a variety of means as deemed appropriate by the Committee.

      The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, the Committee requires that each member of the Board will have the highest personal and professional ethics, integrity and values, and will consistently exercise sound and objective business judgment. In addition, it is anticipated that the Board as a whole will have individuals with significant, appropriate senior management and leadership experience, a comfort with technology, a long-term, strategic and global perspective, and the ability to advance constructive debate. It is important for the Board as a whole to operate in an atmosphere where the chemistry of the individuals is a key element.

      Upon receipt of a shareholder proposed candidate, the Chairman of the Nominating and Corporate Governance Committee assesses the Board’s needs, primarily whether there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Chairman of the Board and Chief Executive Officer for discussion. Following this discussion, the profile and the candidate’s materials are forwarded to all Nominating and Corporate Governance Committee members, and consideration of the candidate is added as an agenda item for the next Committee meeting.

      Similarly, if at any time the Nominating and Corporate Governance Committee or the Board determines there may be a need to add or replace a director, the Nominating and Corporate Governance Committee or the Board develops a director profile by comparing the current state of Board characteristics with the desired state. If no candidates are apparent from any source, the Committee will determine the appropriate method to conduct a search.

      The Committee has, to date, not paid any third party fees to assist in identifying and evaluating nominees. The Committee has not received any recommended nominations from any of the Company’s shareholders in connection with the Annual Meeting. The nominees that are standing for election as directors at the 2006 Annual Meeting are incumbent directors.

Communications with the Board

      Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations Department at 1-888-BUY-UFPI (1-888-289-8374). However, any shareholder who wishes to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Secretary of the Board at 2801 East Beltline N.E.,

Grand Rapids, MI 49525. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

      Each director is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings, and the Annual Meeting of Shareholders. All directors attended the 2005 Annual Meeting. During the Company’s last fiscal year, there were four regular meetings of the Board of Directors, and the Board took action by unanimous written consent on four occasions. Each director attended all of the meetings of the Board of Directors and meetings of committees they were eligible to attend. During fiscal 2005, the Board met in executive session, without the presence of management, on two occasions.

Compensation of Directors

      Directors who are also employees of the Company do not receive an annual retainer and are not compensated for attendance at Board or committee meetings. Other than the fees due under his consulting and noncompete agreement with the Company, Chairman Secchia does not receive any additional compensation for serving on the Board. Directors who are not current or former employees of the Company receive a $35,000 annual retainer fee, $1,000 for attendance at each regular and special meeting of the Board of Directors, and 100 shares of the Company’s common stock for each Board meeting attended, up to a maximum of 400 shares per year. Also, each non-employee director who serves on a committee receives a $1,000 meeting fee for each committee meeting they attend.

      Each director who is not a current or former employee of the Company may participate in the Director Retainer Stock Plan. The Director Retainer Stock Plan, approved by our shareholders in April 1994, provides that each director may elect to receive Company stock, on a deferred basis, in lieu of cash compensation for the director’s retainer and meeting fees.

      Directors receive reimbursement of ordinary and necessary expenses to attend meetings. The Chairmen of the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee do not receive additional compensation for serving as a Chairman. The Chairman of the Audit Committee receives an additional $20,000 per year for serving in that capacity.

Ratification of Ernst & Young LLP as Independent Public Accountants for Fiscal 2006

      The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent public accountants for the fiscal year ending December 30, 2006. The services provided to the Company and its shareholders by E&Y for 2005 are described below under the caption “Independent Public Accountants — Fees and Services.”

      We are asking our shareholders to ratify the selection of E&Y as our independent public accountants. Although ratification is not legally required, the Board is submitting the selection of E&Y to our shareholders for ratification as a matter of good corporate governance. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

      The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. All broker non-votes will not be treated as votes cast in this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.

      If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

      The Board of Directors recommends a vote for this proposal to ratify the appointment of E&Y as the Company’s independent public accountants.

Independent Public Accountants — Fees and Services

      E&Y served as independent public accountants for the Company for the fiscal years ended December 25, 2004 and December 31, 2005. The following sets forth the fees paid to E&Y for the last two fiscal years, all of which were pre-approved by the Audit Committee.

	2005	2004

Audit Fees	$435,600	$476,150
Audit Related Fees(1)	16,500	24,250
Tax Fees(2)	233,771	243,645
All Other Fees	0	0

Total	$685,871	$744,045

(1)	Consists primarily of financial statement audits of employee benefit plans.

(2)	Consists primarily of U.S. Federal, State and local tax consulting and compliance advice along with tax advice and assistance regarding statutory, regulatory or administrative developments in the United States, Canada or Mexico.

      Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the Company’s independent public accountants. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring the independence of the auditors to audit the Company’s financial statements is not impaired. The policy prohibits the Company from retaining E&Y for services which are proscribed by rule of the Securities and Exchange Commission. In addition, the policy requires disclosure by the Company of non-audit services performed by the Company’s auditors. The pre-approval policy does not include a delegation of the Audit Committee’s responsibilities and authorities under the policy.

Ownership of Common Stock

      The following table sets forth information as to each shareholder known to the Company to have been the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock as of December 31, 2005:

Name and Address of	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership(1)	of Class(2)

Barclays Global Investors, NA	1,909,724 (3)	10.3%
45 Fremont Street San Francisco, CA 94105
Lord, Abbett & Co. LLC	1,469,084	7.9%
90 Hudson Street Jersey City, NJ 07302

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 443,019 shares which are subject to options exercisable in 60 days; 24,337 shares which are subject to issuance under the Director Retainer Stock Plan; and 180,867 shares which are subject to issuance under a Deferred Compensation Plan.

(3)	Barclays, either directly or through affiliated companies, beneficially owns this number of shares.

Securities Ownership of Management
      The following table contains information with respect to ownership of the Company’s Common Stock by all directors, nominees for election as director, executive officers named in the tables under the caption “Executive Compensation,” and all executive officers and directors as a group. The information in this table was furnished by the Company’s officers, directors, and nominees for election of directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2006.

Name of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership(1)		of Class(2)

Peter F. Secchia	901,175(	3)	4.7%
William G. Currie	630,031(	4)(5)	3.3%
Michael B. Glenn	253,976(	4)(5)	1.3%
Robert K. Hill	126,934(	4)(5)		*
Matthew J. Missad	102,358(	4)(5)		*
C. Scott Greene	61,256(	4)(5)		*
John W. Garside	33,199(	6)		*
Louis A. Smith	27,080(	6)		*
Gary F. Goode	4,779(	6)		*
Dan M. Dutton	3,774(	6)		*
Mark A. Murray	1,655(	6)		*
John M. Engler	1,200			*
All directors and executive officers as a group (15 persons)	2,318,865(	6)	12.2%

*	Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 443,019 shares which are subject to options exercisable in 60 days; 24,337 shares which are subject to issuance under the Director Retainer Stock Plan; and 180,867 shares which are subject to issuance under a Deferred Compensation Plan.

(3)	Includes 50,000 shares owned by Mr. Secchia’s wife; 447,790 shares held by limited liability companies of which Mr. Secchia is a member; 105,000 shares held by a family limited partnership of which Mr. Secchia is a partner; and 31,550 shares held by a family foundation.

(4)	Includes shares which may be acquired by Mr. Currie, Mr. Glenn, Mr. Hill, Mr. Missad, and Mr. Greene pursuant to options exercisable in 60 days in the amount of 65,000 shares, 41,000 shares, 14,000 shares, 8,690 shares, and 15,844 shares, respectively.

(5)	Includes shares subject to issuance under a Deferred Compensation Plan for Mr. Currie, Mr. Glenn, Mr. Hill, Mr. Missad, and Mr. Greene, in the amount of 1,476 shares, 310 shares, 28,023 shares, 5,122 shares, and 18,600 shares, respectively.

(6)	Includes shares obtained through the Company’s Director Retainer Stock Plan for Mr. Dutton, Mr. Garside, Mr. Goode, Mr. Murray, and Mr. Smith who hold 2,574 shares, 3,449 shares, 3,679 shares, 1,155 shares, and 13,480 shares, respectively, through such plan.

Executive Compensation
Summary Compensation Table
      The following Summary Compensation Table shows certain information concerning the compensation for the Chief Executive Officer and the Company’s four most highly compensated executive officers for fiscal 2005 (the “Named Executives”), and their respective compensation for 2004 and 2003:

		Annual Compensation		Long-Term Compensation

				Restricted	Securities
				Stock	Underlying	All Other
Principal Position	Year	Salary(1)	Bonus(1)(2)	Awards(3)	Options/SAR’s	Compensation(4)

William G. Currie	2005	$514,416	$1,063,000	$741,563	0	$6,674
Vice Chairman of the	2004	494,522	1,030,000	0	0	6,391
Board and Chief	2003	479,250	959,600	0	90,000	6,273
Executive Officer

Michael B. Glenn	2005	373,360	770,000	$672,136	0	6,674
President and Chief	2004	358,912	750,000	0	0	6,391
Operating Officer	2003	347,513	744,000	0	50,000	6,273

Robert K. Hill	2005	299,256	630,180	$120,561	0	6,674
President	2004	289,013	600,180	0	20,000	7,124
Universal Forest	2003	276,209	609,000	0	0	6,273
Products
Western Division

C. Scott Greene	2005	253,510	541,020	$159,964	0	6,674
President	2004	241,481	492,996	0	20,000	6,986
Universal Forest	2003	229,625	420,003	0	0	3,688
Products
Eastern Division

Matthew J. Missad	2005	244,240	510,000	$78,482	0	6,674
Executive Vice	2004	234,781	355,000	0	20,000	6,901
President, General	2003	227,261	300,000	0	0	5,273
Counsel and Secretary

(1)	Includes amounts deferred by Named Executives under the Company’s 401(k) Plan and the Deferred Compensation Plan.

(2)	Includes annual bonus payments under performance-based bonus plans tied to the Company’s operating profit and return on investment, which covers substantially all salaried employees. The bonus amounts include the amounts earned in each respective year, which are paid in the subsequent year.

(3)	The amounts in this column represent the value of shares of the Company’s common stock granted to the Named Executives (based on the closing price on the date of grant of $54.91) under the terms of each Named Executive’s Stock Grant Agreement. Each Agreement provides for the issuance of the shares on the third anniversary of the grant date, not subject to forfeiture upon termination of employment. At December 31, 2005, the number and value of each Named Executive’s stock holdings, subject to stock grant agreement, (based upon a per share value of $55.25, the closing of our stock on December 31, 2005) were as follows:

Mr. Currie — 23,422 shares valued at $1,294,065, includes 10,000 shares granted in 2002, which vest in 2012.
Mr. Glenn — 12,165 shares valued at $672,116
Mr. Hill — 2,182 shares valued at $120,555
Mr. Greene — 2,895 shares valued at $159,948
Mr. Missad — 1,421 shares valued at $78,510

(4)	The amounts set forth in this column represent Company contributions to the Company’s Profit Sharing and 401(k) Plan. Subject to certain requirements, including age and service requirements, all employees of the Company and its subsidiaries are eligible to participate in the Plan.

Aggregated Option Exercises in 2005 and Year-End Option Values
      The following table provides information on the number and value of options exercised in the past year, as well as the number and value of unexercised options held by the Named Executives at December 31, 2005:

			Number of Securities
	Shares		Underlying		Value of Unexercised
	Acquired on	Value	Unexercised Options		In-the-Money Options(2)
Executive	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William G. Currie	0	0	35,000	150,000	$1,090,750	$5,280,900
Michael B. Glenn	11,854	$656,800	22,500	99,500	$757,525	$3,575,125
Robert K. Hill	11,730	$656,800	10,000	28,000	$372,650	$834,200
C. Scott Greene	0	0	11,844	43,000	$413,900	$1,192,950
Matthew J. Missad	11,822	$645,000	8,690	20,000	$323,780	$492,200

(1)	The value realized upon the exercise of options is equal to the difference between the market value of the shares of Common Stock acquired at the time of exercise and the aggregate exercise price paid by the Named Executives.

(2)	The value of unexercised options is based on the difference between the closing market price of the Company’s stock on December 31, 2005 ($55.25) and the exercise prices of the options.
Audit Committee Report
      On February 20, 2006, the Audit Committee (the “Committee”) submitted to the Board of Directors the following report:
      The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.
      The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The Committee has received and reviewed the written disclosures from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.
      Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Gary M. Goode, Audit Committee Chairman
Mark A. Murray, Audit Committee Member
Louis A. Smith, Audit Committee Member

Personnel and Compensation Committee Report

      The Personnel and Compensation Committee (the “Committee”) of the Board of Directors has furnished the following report on executive compensation:

      During 2005, the Company maintained its compensation program in accordance with the following Committee goals:

A.	Reasonable and appropriate base salaries, based upon job duties.

B.	Incentive compensation tied to return on investment (“ROI”) with appropriate adjustments for achievement of specified Company Key Performance Indicators (“KPI”).

C.	Modest stock options for certain executives which align interests of the employee with interests of shareholders, and help retain these executives for future service to the Company.

      The Committee has determined that the following categories will best motivate Company executives to achieve the Company goals:

      Base Salaries. Annual base salaries are based on past and present corporate and individual performance. The Committee considers base salary data of similar-sized corporations and industry competitors to ensure that salaries are competitive in the marketplace. Salary comparisons with peer group companies are reviewed and analyzed to account for differences in size and business complexity among peer companies.

      The Committee has complete discretion in determining base salary amounts (including the grant and amount of any annual discretionary incentive payments or stock option awards), regardless of whether corporate or individual performance goals are achieved. Each year the Committee reviews, with the Chief Executive Officer, and approves, with such modifications as it may deem appropriate, an annual salary adjustment target for executives for the ensuing February 1 to January 31, based on current available survey data, cost of living factors, and performance judgments as to the past and expected future contributions of the individual officers.

      2005 Incentive Compensation. The Company relies heavily on annual discretionary incentive compensation to attract and retain Company officers and other key employees of outstanding abilities, and to motivate them to perform to the full extent of their abilities. In addition to discretionary awards, the Company also provides incentive compensation tied to performance. That incentive compensation system in 2005 focused on ROI. This incentive compensation was subject to additional adjustment, up or down, based upon achievement of certain KPI’s. For Messrs. Greene and Hill, 2005 bonuses are based on the ROI and KPI of their respective operations. For Messrs. Currie, Glenn, and Missad, incentive compensation is based entirely on the ROI and KPI of the Company as a whole.

      Due to the significance of the Company’s positive operating performance in 2005, performance-based compensation, based upon the terms of the program, would have exceeded 200% of each Named Executive’s base compensation. Historically, the Company has not paid incentive compensation in excess of 200% of base compensation. In keeping with that tradition, the Committee limited the cash incentive compensation to that threshold; however, performance compensation in excess of that threshold was paid in the form of stock grants. The number of shares granted to each Named Executive was determined based on the amount of that excess divided by the market value of the Company’s common stock on the effective grant date. The shares subject to each grant award are issuable on the third anniversary of the grant date.

      Due, in part, to changes in the manner in which stock options are accounted for, the Committee granted no options to employees in 2005.

      Chief Executive. The Committee annually reviews and establishes the base salary of the Chief Executive Officer. His salary is based on comparable compensation data, the Committee’s assessment of his past performance, and its expectation as to his future contributions in leading the Company and its businesses. The Chief Executive Officer’s base salary fell within the lower-range of the salaries of comparable executives. When compared with the peer group of the Company (as discussed under “Stock Performance Graph”), the Chief Executive Officer’s base salary fell well below the similarly sized companies in the peer group. The Committee has complete discretion in setting base salary for Mr. Currie (who does not have an employment agreement with the Company).

      The Chief Executive Officer’s incentive bonus amount for 2005 was based upon performance determined under the Company’s Performance Bonus Plan. The Chief Executive Officer’s bonus for 2005 reflects the Company’s overall performance, including record net sales and net earnings achieved in 2005, as compared to 2004. Consistent with the treatment of the other Named Executives, the amount by which Mr. Currie’s performance-based compensation exceeded 200% of his base salary was paid in the form of a restricted stock grant. For 2005, Mr. Currie was granted 13,422 shares of restricted stock, which vest on the third anniversary of the grant date.

      2006 Incentive Bonus Program. For fiscal 2006, the Company will continue to use the ROI based Performance Bonus Plan with KPI adjustments as described above. By basing the individual’s incentive compensation on the ROI generated by that person’s profit center, the individual is rewarded for properly managing assets, increasing cash flow, and obtaining higher net margins. Participants who achieve all of the KPI goals will receive a higher percentage of the ROI bonus than those achieving fewer KPI goals. A discretionary bonus component is available for salaried personnel at operations which have not yet hit the ROI target but demonstrate improvement over the previous year.

      For the Chief Executive Officer and the other Named Executives, incentive compensation is payable under the terms of the Performance Bonus Plan, as approved by the Committee. For 2006, bonus compensation as determined under the Performance Bonus Plan may be adjusted depending on the Named Executive’s achievement of certain KPI targets.

      The Company’s policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code. To ensure the maximum tax deductibility for the Company, the Company received shareholder approval of its Performance Bonus Plan at its 1999 Annual Meeting of Shareholders.

      The Committee recognizes that as the strategic objectives of the Company are modified and refined, the compensation formulas must also be refined to maintain the direct correlation between individual compensation and Company performance.

John W. Garside, Chairman
John M. Engler
Louis A. Smith

      The reports of the Audit Committee and the Personnel and Compensation Committee, as well as the information included under the caption “Stock Performance Graph,” shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Stock Performance Graph
      The following graph depicts the cumulative total return on the Company’s Common Stock compared to the cumulative total return on the indices for The Nasdaq Stock Market (all U.S. companies) and an industry peer group selected by the Company. The graph assumes an investment of $100 on December 29, 2000, and reinvestment of dividends in all cases.

	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
■ Universal Forest Products, Inc.	100.0	157.3	160.7	237.3	330.8	424.4
▲ Nasdaq Stock Market (US Companies)	100.0	80.9	55.4	80.9	88.6	91.1
● Self-Determined Peer Group	100.0	101.6	58.0	113.9	153.2	184.7
      The companies included in the Company’s self-determined industry peer group are as follows:

Building Materials Holding Co. Georgia Pacific Corp.	Louisiana Pacific Corp. Patrick Industries
      The returns of each company included in the self-determined peer group are weighted according to each respective company’s stock market capitalization at the beginning of each period presented in the graph above.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission, and applicable regulations require them to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Company, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were complied with, except for Messrs. Dutton, Garside, Glenn, Goode, Greene, Murray, Secchia, and Smith who each filed one late report covering one transaction.
Related Party Transactions
      Peter F. Secchia, Chairman of the Board, has agreed to provide certain services to the Company, as set forth in a consulting and advisory services agreement with SIBSCO, LLC, a company of which Mr. Secchia is managing principal. These services include business and management consulting, public relations counsel, government affairs coordination, and special project services. The agreement expires on December 31, 2007, and provides for monthly payments of $16,667. The Company has also agreed to reimburse SIBSCO, LLC for certain business expenses, not to exceed $16,667 per month. At the discretion of the Board of Directors, Mr. Secchia is eligible for incentives if his advisory services significantly improve the Company’s operating results. The incentive may not exceed $100,000 per year. In January 2006, the Board awarded Mr. Secchia an incentive payment of $100,000 for fiscal year 2005. In addition to the consulting agreement, the Company entered into a seven year non-compete agreement with Mr. Secchia which provides for monthly payments of $12,500. The non-compete agreement expires on December 31, 2009.

      Dan M. Dutton is Chairman of Stimson Lumber Company, which had sales of $5.4 million to the Company for 2005. This amount is less than 5% of Stimson’s total sales in 2005 and is less than 5% of the Company’s total purchases for 2005.

Availability of Form 10-K

      Shares of the Company’s stock are traded under the symbol UFPI on The Nasdaq Stock Market. The Company’s Form 10-K filed with the Securities and Exchange Commission will be provided free of charge to any shareholder upon written request. Significant financial information is available on the Company’s web site at http://www.ufpi.com. For more information, contact the Investor Relations Department, 2801 East Beltline N.E., Grand Rapids, MI 49525.

Shareholder Proposals

      Shareholders who intend to submit a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Shareholders in 2007 may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than November 21, 2006. Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline N.E., Grand Rapids, MI 49525. In addition, under the Company’s Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to the Company’s Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting. This requirement is separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy materials. If the Company receives notice of a shareholder proposal after February 1, 2007, the persons named as proxies for the 2007 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at the meeting.

Householding of Proxy Materials

      Effective with the 2002 Annual Meeting of Shareholders, only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations, 2801 East Beltline N.E., Grand Rapids, MI 49525, or call 888-BUY-UFPI.

Future Proxy Solicitation

      The Company has expanded its use of the Internet to solicit proxies from its shareholders. As stated on the Notice of Annual Meeting, the Company will also accept voting by telephone or via electronic mail. If, in the future, you are interested in accepting proxy solicitations via the Internet, visit the Company’s web site at

http://www.ufpi.com, and request to be put on the e-mail list by clicking on the “Information Request” icon and follow the instructions to have the proxy notification sent to you via e-mail.
March 24, 2006

By Order of the Board of Directors,

/s/ MATTHEW J. MISSAD

Matthew J. Missad, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF
UNIVERSAL FOREST PRODUCTS, INC.
APRIL 19, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Directors to be Elected by Holders of Common Stock				2.	Ratification of appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal 2006.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Dan M. Dutton
		¡	John W. Garside		This Proxy, when properly executed, will be voted in the manner directed herein
		¡	Peter F. Secchia		by the undersigned shareholder. If no direction is made, this Proxy will be
☐	WITHHOLD AUTHORITY	¡	Louis A. Smith		voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.
FOR ALL NOMINEES
PLEASE SIGN, DATE AND RETURN PROMPTLY.
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNIVERSAL FOREST PRODUCTS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints William G. Currie and Matthew J. Missad as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Universal Forest Products, Inc. held of record by the undersigned on March 1, 2006 at the Annual Meeting of Shareholders to be held April 19, 2006, and at any adjournment thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
UNIVERSAL FOREST PRODUCTS, INC.
APRIL 19, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
↓ Please detach along perforated line and mail in the envelope provided IF you are not via telephone or the internet.↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Directors to be Elected by Holders of Common Stock

NOMINEES:
☐	FOR ALL NOMINEES	¡ Dan M. Dutton
¡ John W. Garside
¡ Peter F. Secchia
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Louis A. Smith

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal 2006.	☐	☐	☐
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.